Exhibit 10.28

Michael Pangia

2210 Blackheath Trace

Alpharetta, CA 30005

Employment Agreement

Dear Mike:

This letter agreement sets forth the terms of your continued employment with Aviat Networks, Inc. (the “Company”), as well as our understanding with respect to any termination of that employment relationship. This Agreement will become effective July 18, 2011.

1. Position and Duties. You will be employed by the Company as its President and Chief Executive Officer, reporting to the Board of Directors. This position will be based at our location in Santa Clara, California. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree during your employment not to engage in any business, other employment or other activities which would conflict with your obligations to the Company or create an actual or the appearance of a conflict of interest with the Company’s interests or your employment relationship with the Company. The Company will recommend that you be elected as a member of the Board at no additional compensation.

2. Term of Employment. Your employment with the Company is at will, which means that your employment is for no specified term, and may be terminated by you or the Company at any time, with or without cause or notice, subject to the provisions of Paragraphs 5 and 6 below.

3. Compensation. You will be compensated by the Company for your services as follows:

(a) Salary: Effective July 18, 2011, you will be paid a monthly base salary of $45,833.33 ($550,000 per year), less applicable withholding, in accordance with the Company’s normal payroll procedures and applicable law. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year (currently approximately July 1st), your base salary will be reviewed by the Board, and may be subject to adjustment based upon various factors including, but not limited to, your performance and the Company’s profitability. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company.

Michael Pangia

Employment Agreement

(b) Annual Short-Term Incentive Plan: Subject to the Board’s discretion to substitute alternative short-term incentives when deemed advisable, as is anticipated for FY2012, and subject to approval of such a plan for Company employees each year, you will be eligible to participate in the Company’s Annual Incentive Plan with a target annual bonus of 100% of base salary at target, based upon achievement of the same performance objectives, floors and caps determined by the Board for the Annual Incentive Plan for executives generally. You will participate in any alternative short-term incentive adopted by the Board in lieu of a cash bonus.

(c) Long-Term Incentive Program: Subject to Board approval each year, you will be eligible to participate in a Long-Term Incentive Plan with a target value, as determined by the Board. The GAAP value of your initial award, as determined by the Board in its reasonable discretion, will be $733,333. The timing, structure and vesting will normally be on the same terms, as determined by the Board, as apply to executives generally.

(d) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company’s business expense reimbursement, educational assistance, holiday, and other benefit plans and policies. You will also be eligible to participate in the Company’s 401(k) plan.

(e) Vacation: Effective July 18, 2011, you will accrue paid vacation at the rate of five weeks per year. Maximum accrued vacation will be 160 hours, in accordance with the Company’s vacation policy.

(f) Earned Compensation: For purposes of those Paragraphs of this Agreement pertaining to termination of the employment relationship, whether involuntary or voluntary, unless otherwise expressly provided herein, no part of (i) the Annual Incentive Plan for the year in which the termination occurs, (ii) no part of any performance shares for any multi-year period or periods in which the termination occurs and (iii) no part of any equity awards that are not vested as of the termination date will be deemed earned as of the date of termination.

4. Relocation.

(a) You agree to relocate your principal residence to temporary or permanent housing in the San Francisco Bay Area by August 31, 2011.

(b) The Company will reimburse you for the reasonable cost of moving your personal possessions from your current principal residence to a new principal residence in the San Francisco Bay Area, and for transportation of your immediate family members to the San Francisco Bay Area.

(c) The Company will reimburse you and/or pay directly for the reasonable cost of temporary living accommodations in the San Francisco Bay Area for the period starting on the relocation of your principal residence to the San Francisco Bay Area and ending on the earlier of (x) your establishment of a new permanent principal residence in the San Francisco Bay Area or (y) 12 months after such relocation. If a new permanent principal residence has not been

Michael Pangia

Employment Agreement

established for good reason by the end of such 12 months, then the Board will consider potential further assistance with the cost of temporary living accommodations in the San Francisco Bay Area for a maximum of six months, but it will in no event exceed 50% of the reasonable cost of such temporary living accommodations. To the extent such reimbursements or payments create a taxable liability, the Company will reimburse you for the approximate amount of such tax liability, to be paid in the year such taxes are payable.

(d) The Company will reimburse you for the direct selling costs of your home in Georgia or, at its option, employ the services of a third-party service to effect such transaction.

(e) All reimbursement under this Paragraph 4 will be made in accordance with the Company’s expense reimbursement policies and procedures. Such reimbursement shall be made promptly after submission of required documentation, but in any event, no later than the last day of the year following the year in which the expense is incurred.

5. Voluntary Termination or Death. In the event that you voluntarily resign from your employment with the Company (other than for Good Reason or Good Reason Following a Change of Control as defined in Paragraphs 6(d) and 7(b)), or in the event that your employment terminates as a result of your death, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of termination. However, if your employment terminates as a result of your death, the Company will pay your estate the prorated portion of any short-term incentive bonus that you would have earned during the incentive bonus period in which your employment terminates (the pro-ration shall be equal to the percentage of that bonus period that you are actually employed by the Company); such prorated bonus will be paid at the time that such incentive bonuses are paid to other Company employees. You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary and benefits you would have earned through the end of the notice period.

6. Other Termination. Your employment may be terminated under the circumstances set forth below.

(a) Termination by Disability: If, by reason of any physical or mental incapacity, you have been or will be prevented from performing your then-current duties under this Agreement with reasonable accommodation, then, to the extent permitted by law, the Company may terminate your employment without any advance notice. Upon such termination, if you sign a general release of known and unknown claims in a form satisfactory to the Company which becomes valid and irrevocable within 60 days of your termination, and you fully comply with your obligations under Paragraphs 8, 9 and 11, the Company will provide you with the severance payments and benefits described in Paragraph 6(c). Nothing in this paragraph shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.

Michael Pangia

Employment Agreement

(b) Termination for Cause: The Company may terminate your employment at any time for cause (as described below) without providing any notice (except to the extent expressly provided below). If your employment is terminated by the Company for cause, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. For purposes of this Agreement, a termination for “cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your refusal or inability to perform any assigned duties (other than as a result of a disability), after written notice from the Company to you of, and a 30-day opportunity to cure, such refusal or inability; (v) your material breach of this Agreement or of the employee proprietary information/confidentiality/assignment of inventions agreement not otherwise described in this paragraph, after written notice from the Company to you of, and a 30-day opportunity to cure, such breach; or (vi) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

(c) Termination Without Cause: The Company may terminate your employment without cause at any time with or without advance notice. If your employment is terminated by the Company without cause, and you sign a general release of known and unknown claims in a form satisfactory to the Company within the applicable review period which thereupon is (or, if any revocation period is required by law, following expiration of such period becomes) valid and irrevocable within 60 days of your termination, and you fully comply with your obligations under Paragraphs 8, 9 and 11, you will receive the following severance benefits:

(i) payments at your final base salary rate for a period of twelve (12) months following your termination; such payments will be subject to applicable withholding and made in accordance with the Company’s normal payroll practices; provided, however, that any such payments that would have been paid in accordance with the Company’s normal payroll practices before your release becomes valid and irrevocable will accumulate and be paid only if and when both (x) your release becomes valid and irrevocable and (y) such validity and irrevocability in no event occurs more than 60 days after your termination;

(ii) payment of the premiums necessary to continue your group health insurance under COBRA provided you have timely elected COBRA coverage until the earlier of (x) twelve (12) months following your termination date; or (y) the date you first became eligible to participate in another employer’s group health insurance plan; or (z) the date on which you are no longer eligible for COBRA coverage;

(iii) the Company will pay you the prorated portion of any incentive bonus that you would have earned, if any, during the incentive bonus period in which your employment terminates (the pro-ration shall be equal to the percentage of that bonus period that you are actually employed by the Company), and such prorated bonus will be paid to you at the time that such incentive bonuses are paid to other Company employees, or at any earlier time required by applicable law;

Michael Pangia

Employment Agreement

(iv) with respect to any stock options or other equity-related awards granted to you by the Company, you will cease vesting upon your termination date; however, you will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (x) twelve (12) months following your termination date, or (y) the date on which the applicable option(s) expire(s); except as set forth in this subparagraph, your Company stock options and other equity-related awards will continue to be subject to and governed by the Plan and the applicable agreements between you and the Company; and

(v) reasonable outplacement assistance selected and paid for by the Company.

(d) Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this paragraph), and such resignation does not qualify as a resignation for Good Reason Following a Change of Control (as defined in Paragraph 7(b), and you sign a general release of known and unknown claims in a form satisfactory to the Company within the applicable review period which thereupon is (or, if any revocation period is required by law, following expiration of such period becomes) valid and irrevocable within 60 days of your termination, and you fully comply with your obligations under Paragraphs 8, 9 and 11, you shall receive the severance benefits described in Paragraph 6(c). For purposes of this Paragraph, “Good Reason” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Chairman of said condition(s):

(i) a reduction in your base salary, other than a reduction that is similarly applicable to all members of the Company’s executive staff; or

(ii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to all of the members of the Company’s executive staff; or

(iii) a material breach by the Company of any material provision of this Agreement, after written notice from you to the Company of, and a 30-day opportunity to cure, such breach; or

(iv) the relocation of the Company’s workplace to a location that is more than 75 miles from your current Company workplace in Santa Clara, California.

The foregoing condition(s) shall not constitute “Good Reason” if you do not provide the Chairman with the written notice described above within 45 days after you first become aware of the condition(s).

(e) Termination or Resignation For Good Reason Following a Change of Control: If, within 18 months following any Change of Control (as defined below), your employment is terminated by the Company without cause, or if you resign from your employment with the Company for Good Reason Following a Change of Control (as defined below), and you sign a general release of known and unknown claims in a form satisfactory to the Company within the applicable review period which thereupon is (or, if any revocation period is required by law, following expiration of such period becomes) valid and irrevocable within 60 days of your

Michael Pangia

Employment Agreement

termination, and you fully comply with your obligations under Paragraphs 8, 9 and 11, you shall receive the severance benefits described in Paragraph 6(c); provided, that the time periods set forth in subparagraphs 6(c)(i), (ii), and (iv) shall each be increased by an additional twelve (12) months. In addition, if such termination occurs, you shall receive a payment (in lieu of any payment under subparagraph 6(c)(iii)) equal to the greater of (i) the average of the annual incentive bonus payments received by you, if any, for the previous three years, or (ii) your target incentive bonus for the year in which your employment terminates. Such payment will be made to you within 15 days following the date on which the general release of claims described above becomes irrevocable. The Company will also accelerate the vesting of all unvested stock options granted to you by the Company, and all other then-unvested equity-related awards that vest based solely on continued employment by the Company or its affiliates (unless the terms of such other equity-related awards expressly provide that there is not to be any such acceleration).

7. Change of Control/Good Reason.

(a) For purposes of this Agreement, a “Change of Control” of the Company shall mean the occurrence of any of the following:

(i) any merger, consolidation, share exchange or Acquisition, unless, immediately following such merger, consolidation, share exchange or Acquisition, at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such merger, consolidation or share exchange, or the entity which has acquired all or substantially all of the assets of the Company (in the case of an asset sale that satisfies the criteria of an Acquisition) (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by Company securities that were outstanding immediately prior to such merger, consolidation, share exchange or Acquisition (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such merger, consolidation, share exchange or Acquisition), or

(ii) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) other than through a merger, consolidation, share exchange, or Acquisition, of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities other than (A) an employee benefit plan of the Company or any of its Affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(iii) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following criteria:

Michael Pangia

Employment Agreement

(A) have been a Board member continuously since the adoption of this Plan or the beginning of such 36 month period or (B) have been elected or nominated during such 36 month period by at least a majority of the Board members that satisfied the criteria of this subsection (iii) when they were elected or nominated, or

(iv) a majority of the Board determines that a Change of Control has occurred, or

(v) the complete liquidation or dissolution of the Company.

For the purposes of this Agreement, the term “Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company, and “Acquisition” means a merger or consolidation of the Company into another person (i.e., which merger or consolidation the Company does not survive) or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more persons in a single transaction or series of related transactions.

(b) For purposes of this Agreement, “Good Reason Following a Change of Control” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Chairman of said condition(s):

(i) a material and adverse change in your position, duties or responsibilities for the Company, as measured against your position, duties or responsibilities immediately prior to the Change of Control; or

(ii) a reduction in your base salary as measured against your base salary immediately prior to the Change in Control; or

(iii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to a majority of the members of the Company’s executive staff; or

(iv) the relocation by more than 75 miles of your Company workplace of Santa Clara, California.

8. Confidential and Proprietary Information: As a condition of your employment, you agree to sign and abide by the Company’s standard form of employee proprietary information/confidentiality/assignment of inventions agreement.

9. Termination Obligations.

(a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists and computer files and data, and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.

Michael Pangia

Employment Agreement

(b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.

(c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company.

10. Limitation of Payments and Benefits.

To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:

(a) the full amount of the Payments, or

(b) a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”),

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.

11. Other Activities. In order to protect the Company’s valuable proprietary information, you agree that during your employment you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any entity or its successor involved in the design, manufacture, distribution (directly or indirectly), or integration of any digital microwave products and used in terrestrial microwave point-to-point telecommunications networks anywhere in the world. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary. You also agree that for a period of twelve (12) months after your employment terminates, you will not solicit any employee of the Company directly or indirectly to leave employment with the Company for any purpose, including but not limited to for purposes of providing labor, services, advice or assistance to any entity or individual. In the event of your breach of this Paragraph, the Company shall not be obligated to provide you with any further severance payments or benefits subsequent to such breach, in addition to other remedies available under applicable laws.

12. Dispute Resolution. The parties agree that any suit, action, or proceeding arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of that relationship for any reason, shall be brought in the appropriate state or federal court

Michael Pangia

Employment Agreement

appropriate for disputes arising in Santa Clara, California, and you agree to submit to the personal jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Paragraph 12 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

13. Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company has not made and is making no representation to you relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws.

Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you upon a “separation from service” as defined for purposes of Section 409A. In addition, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (i) the first business day of the seventh calendar month immediately following the month in which your separation from service occurs or (ii) the date of your death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill you, and you shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by you as soon as allowed by the foregoing sentence.

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Michael Pangia

Employment Agreement

14. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

15. Confirmation of Rights which Are not Dependent Upon Signing a Release. Whether or not you sign a release as provided in certain provisions of this Agreement, (a) you will be paid all wages due, including any unused accrued vacation, as of your last day of work, (b) your health care coverage as a primary insured under the Company’s health plan will continue through the end of the month in which your last day of work falls, (c) thereafter, you will be eligible for continuation of health insurance at your own expense if you timely elect coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and (d) you will receive information regarding your right to continue health insurance under COBRA.

16. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.

17. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.

18. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

20. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.

21. Legal Fees. The Company will reimburse you for the reasonable fees and expenses of your attorney in connection with the negotiation of this Agreement, up to a maximum of $7,500, subject to the Company’s expense reimbursement policies and procedures.

22. Indemnification, Advancement, Insurance. You will be entitled to indemnification and advancement in accordance with the Company’s bylaws as currently in effect. The Company will provide reasonable directors’ and officers’ insurance coverage for its directors and officers, including you.

Michael Pangia

Employment Agreement

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

Aviat Networks, Inc.

By:	/s/ Charles D. Kissner
Charles D. Kissner
Chairman and CEO

I agree to and accept employment with Aviat Networks, Inc. on the terms and conditions set forth in this Agreement.

Date: July 18, 2011	/s/ Michael Pangia
Michael Pangia